EXHIBIT 10.5
SMITH INTERNATIONAL, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
     THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into by and between Smith International, Inc., a Delaware corporation (the “Company”) and «Full_Legal_Name», an individual and employee of the Company (“Grantee”), on the «Grant_Date» day of «Grant_Date», «Grant_Date», (the “Grant Date”), subject to the terms and provisions of the Smith International, Inc., 1989 Long-Term Incentive Compensation Plan, as amended and restated effective January 1, 2005 (the “Plan”). The Plan is hereby incorporated herein in its entirety by this reference. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.
     WHEREAS, Grantee is an employee of the Company, and in connection therewith, the Company desires to grant to Grantee performance-based restricted stock units, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and
     WHEREAS, Grantee desires to be the holder of such units subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Target Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee «Shares_Granted» («Shares_Granted») Target Units (“Target Units”). Subject to Section 3 hereof, each Target Unit shall initially represent one share of the Company’s Common Stock (“Share”), $1.00 par value. Each Target Unit represents an unsecured promise of the Company to deliver Shares to the Grantee pursuant to the terms and conditions of the Plan and this Agreement. As a holder of Target Units, the Grantee has only the rights of a general unsecured creditor of the Company.
     2. Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Target Units granted hereunder. Any purported Transfer of Target Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.
     3. Performance Criteria and Stock Awards. Upon satisfaction of the Performance Criteria as established by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”), the Company shall determine the number of Shares payable to Grantee as provided under this Agreement, subject to certification by the Committee that the specified Performance Criteria have been satisfied. The maximum number of Shares of the Company’s Common Stock that will be awarded under this Agreement is determined as a percentage of Grantee’s Target Units, such percentage based on the Company’s fiscal year «YEAR» return on equity, as calculated by reference to the Company’s audited financial statements, in such manner as established by the Committee.
     4. Vesting and Payment of Target Units.
          (a) Grantee’s interest in the Target Units granted hereunder shall vest in accordance with the following schedule, conditioned on Grantee’s continued employment with the Company as of each such vesting date (the “Vesting Date”), except as provided in Section 5 hereof.

Vesting Date	Percentage of Target Units Vested
«Vest_Date1»	33 1/3%
«Vest_Date2»	33 1/3%
«Vest_Date3»	33 1/3%

TOTAL	100%
          (b) Settlement of Target Units. Subject to Section 7 hereof, the Company shall grant to Grantee, within two and one-half (2 1/2) months after the end of the calendar year in which Target Units become vested pursuant to Section 4(a) above, a number of Shares equal to the number of such vested Target Units determined in accordance with

Sections 3 and 4, (provided Grantee has not terminated employment prior to the applicable Vesting Date) unless otherwise provided under Section 5 hereof. Each vested Target Unit shall thus be exchanged by the Company for one Share, and such Target Unit shall be cancelled as of the effective time of such exchange as reflected on the Company’s stock records. All Shares delivered to or on behalf of Grantee in exchange for vested Target Units shall be subject to any further vesting, transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.
          (c) Dividends, Splits and Voting Rights. If the Company (i) declares a stock dividend or makes a distribution on Common Stock in Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Target Units granted under this Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Committee regarding such adjustments shall be binding. Until such time as Shares are actually delivered to Grantee in exchange for vested Target Units pursuant to Section 4(b) (above), Grantee shall have no voting, dividend or other ownership rights in such Shares.
     5. Forfeiture.
          (a) Termination Due to Death or Disability. If Grantee’s employment with the Company is terminated due to death or Disability of the Grantee, then, in either such event, all outstanding Units hereunder shall become fully vested as of such termination date and shall be payable to Grantee, or Grantee’s Beneficiary in the event of Grantee’s death, in Shares within thirty (30) days of such date; provided, however, that if Grantee’s employment with the Company is terminated due to death or Disability of the Grantee before the date upon which the number of Shares payable to Grantee is determined under Section 3, then payment for such outstanding Units that are payable hereunder shall be made to Grantee, or Grantee’s Beneficiary in the event of Grantee’s death, within the time provided under Section 4(b).
          For purposes of this Section 5(a), “Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Grantee that would entitle Grantee to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Grantee is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, “Disability” means a permanent, and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Grantee must submit to any reasonable examination(s) required by such physician upon request in order to render an opinion regarding whether there is a Disability. This definition of Disability shall be construed in accordance with the meaning given such term under the Code with respect to a termination of Employment due to Disability for a “Key Employee” as defined in Code Section 409A.
          (b) Termination Other than Death or Disability. If Grantee’s employment with the Company is voluntarily or involuntarily terminated by the Company or Grantee for any reason other than due to death or Disability, then Grantee shall immediately forfeit all Target Units which are not already vested as of such date. Upon the forfeiture of any Target Units hereunder, the Grantee shall cease to have any rights in connection with such Target Units as of the date of such forfeiture. A transfer of employment by the Grantee, without an interruption of employment service, between or among the Company and any parent or subsidiary of the Company, shall not be considered a termination of employment for purposes of this Agreement.
     6. Grantee’s Representations. Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to the Grantee hereunder, if the issuance of such Shares constitutes a violation by the Grantee or the Company of any law or regulation of any governmental authority. Any determination in this regard that is made by the Committee, in good faith, shall be final and binding. The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.
     7. Tax Withholding. To the extent that the receipt of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, the Company, in its complete discretion, is authorized to (a) withhold, at such time as determined by the Company, from any cash or other remuneration (including withholding from delivery to Grantee a number of Shares, based on the market value of such Shares, as of the applicable Vesting Date), or combination thereof, then or thereafter payable to Grantee, an amount that the Company requires to meet its tax withholding obligations under applicable law or regulation (the “Withholding Liability”); or (b) require Grantee to pay an amount, at such time as the Company shall specify, equal to the Withholding Liability in cash, by certified or cashier’s check payable to the Company, or in any other form acceptable to the Company. Further, the Company’s obligation to deliver vested Shares, or any stock certificate or certificates representing vested Shares, to Grantee shall be subject to, and conditioned upon, payment of the Withholding Liability.
     8. Miscellaneous.
          (a) No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share.
          (b) Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any employment relationship between Grantee and the Company for any time period. The employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement had not been executed.
          (c) Dispute Resolution. Any dispute or controversy arising out of or relating to this Agreement, or any breach hereof, shall be resolved by binding arbitration in accordance with (i) the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) before a single arbitrator (unless otherwise mutually agreed by the parties) as selected pursuant to the Rules and (ii) the Federal Arbitration Act. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction. The venue for any arbitration proceeding shall be in Harris or Montgomery County, Texas, except if otherwise mutually agreed by the parties. The fees of the AAA and the arbitrator shall be split equally by the parties. All other costs and expenses, including attorneys’ fees, relating to the resolution of any such dispute shall be borne by the party incurring such costs and expenses.
          (d) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at his address indicated on the Company’s records, or at such other address and number as a party has previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
          (e) Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Company and by Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
          (f) Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
          (g) Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and its successors and assigns, and Grantee and Grantee’s permitted assigns under the Plan in the event of death or Disability.
[Signature page follows.]

     IN WITNESS WHEREOF, this Restricted Stock Unit Agreement is approved, granted and executed as of the date first written above.

SMITH INTERNATIONAL, INC.

By:

Name:

Title:

GRANTEE:

«Full_Legal_Name»

Signature

Print Name

72